UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 25, 2014

Interleukin Genetics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On May 17, 2013, Interleukin Genetics, Inc. (the “Company” or “Interleukin”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with various accredited investors (the “Purchasers”), pursuant to which Interleukin sold securities to the Purchasers in a private placement transaction (the “Private Placement”). Under the terms of the Purchase Agreement, certain stockholders of the Company, including Pyxis Innovations, Inc. (“Pyxis”) (a wholly-owned subsidiary of Alticor, Inc.), Delta Dental Plan of Michigan, Inc. (“DDMI”) and Bay City Capital Fund V, L.P. (“Bay City”), have the right to designate representatives to the Company’s Board of Directors (the “Board”). Under the Purchase Agreement, Pyxis has the right to designate two representatives to be nominated for election to the Board, DDMI has the right to designate one representative to be nominated for election to the Board, and Bay City has the right to designate two representatives to be nominated for election to the Board. On March 25, 2014, DDMI irrevocably waived its right under the Purchase Agreement to designate a representative to be nominated for election to the Board and to replace any such designated Board member in the event such Board member ceases to serve as a director for any reason. Accordingly, on March 31, 2014, the Company, Pyxis, DDMI, Bay City and certain other Purchasers entered into the First Amendment to the Purchase Agreement to delete the provisions of the Purchase Agreement related to DDMI’s right to designate a representative to the Board. A copy of the Amendment is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 25, 2014, Goran Jurkovic, DDMI’s representative on the Board, tendered his resignation, effective immediately, from the Board and as a member of the Committees thereof on which he served, due to the requirements of other professional commitments.

(d) On March 31, 2014, Joseph M. Landstra, was elected as a Class I director to fill the vacancy created by the previously announced resignation of James M. Weaver to serve until the 2016 Annual Meeting of Stockholders. Mr. Landstra is Director of Finance at Alticor Corporate Enterprises, an affiliate of Pyxis, and was elected as the representative of Pyxis under the terms of the Purchase Agreement (as amended). Mr. Landstra was also appointed as a member of the Audit Committee of the Board.

In addition, on March 31, 2014, James M. Weaver, former Chairman of the Board, was elected as a Class III director to fill the vacancy created by the resignation of Goran Jurkovic to serve until the 2015 Annual Meeting of Stockholders. Mr. Weaver was also re-appointed as Chairman of the Board. Mr. Weaver formerly served as a representative of Pyxis on the Board, but is leaving Alticor to pursue other interests. Pursuant to the terms of an Offer Letter entered into between Mr. Weaver and the Company (the “Offer Letter”), Mr. Weaver will receive the following compensation in consideration for his service as Chairman of the Board:

•	an annual retainer of $50,000 payable in arrears in quarterly installments of $12,500 on the last day of each calendar quarter and prorated for any partial quarter; and

•	a non-qualified stock option to purchase 125,000 shares of the Company’s common stock, at an exercise price equal to the closing price of the common stock on March 31, 2014, such option to vest as to 1/3 of the shares on the first anniversary of the date of grant and as to 1/24 of the remaining shares at the end of each month beginning on April 30, 2015.

A copy of the Offer Letter is filed as Exhibit 10.2 hereto and incorporated by reference herein.

In addition, Mr. Weaver will be entitled to be compensated in accordance with the Company’s Director Compensation Policy as follows:

•	for service as the chair of a committee, an annual retainer of $7,500;

•	for service as a non-chair member of a committee, an annual retainer of $5,000; and

•	for each Board or committee meeting attended in person, by teleconference or by video, $1,500.

The following is a description of arrangements that we have entered into with Pyxis, Alticor and affiliated entities since January 1, 2012. We believe that the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

On August 17, 2006, we entered into a stock purchase agreement and further amended the note purchase agreement with Pyxis, dated October 23, 2002, to, among other things, provide for the establishment of a $14.3 million convertible credit facility with Pyxis. On June 10, 2008, we drew down $4.0 million under the convertible credit facility, leaving $10.3 million of available credit, and issued a convertible promissory note to Pyxis in that amount. In 2009, we drew down $3.0 million under this credit facility, leaving $7.3 million of remaining availability. In 2010, we drew down an additional $2.0 million under the credit facility leaving $3.3 million of remaining availability. In 2011, we drew down an additional $2.0 million and in 2012 we drew $1.3 million of remaining availability. There was no remaining availability to borrow under the credit facility and the aggregate principal amount of $14,316,255, plus interest, was due and payable in full on March 31, 2014. Pyxis had the right to convert the principal amount into shares of common stock at a conversion price equal to $5.68 per share, and immediately prior to the closing of the Private Placement in May 2013, Pyxis converted all of the principal amount outstanding into 2,521,222 shares of our common stock.

On October 26, 2009, we entered into a Merchant Network and Channel Partner Agreement with Amway Corp. d/b/a Amway Global, a subsidiary of Alticor. Pursuant to this Agreement, Amway Global sells our Inherent Health brand of genetic tests through its e-commerce Web site via a hyperlink to our e-commerce site. Amway Global receives a commission equal to a percentage of net sales received by us from Amway Global customers. The agreement has an initial term of 12 months and is automatically renewable for successive 12-month terms. The agreement may be terminated by either party upon 120 days written notice. As of the date of this prospectus, we have paid Amway Global approximately $2.5 million in commissions under this agreement, including $726,000 in 2012 and $367,000 in 2013.

Beginning in September 2012 and again in 2013, Access Business Group LLC (“ABG”), an affiliate of Alticor, placed purchase orders for our Weight Management genetic test kits, including our processing of the tests, totaling approximately $3.3 million. The kits are included as part of a promotional bundle of products that Amway is now selling to their Individual Business Owners (IBOs) pursuant to programs in 2013 and 2014. Of the $3.3 million in orders $1.8 million was received in 2013 for the 2014 program and $1.5 million for the 2013 program. The 2013 program was amended by ABG so that it would not expire at December 31, 2013. Rather than having all program kits expire at December 31, 2013, cash received from the orders will remain in deferred revenue until the tests are returned and processed.

On September 21, 2012, we entered into a License Agreement with Access Business Group International LLC (“ABGI”), an affiliate of Pyxis. Pursuant to the License Agreement, we have granted ABGI and its affiliates a non-exclusive license to use the technology related to our Weight Management genetic test and to sell the Weight Management test in Europe, Russia and South Africa (the “Territories”). ABGI, or a laboratory designated by ABGI or an affiliate of ABGI, will be responsible for processing the tests, and we will receive a royalty for each test sold, which royalty will increase if certain pending patent applications are issued. The License Agreement has an initial term of five years from the date of first commercial sale of the Weight Management test under the agreement. Thereafter, the term will automatically renew for additional one-year periods unless at least 60 days prior notice is delivered by either party. To date, we have been paid $198,960 under this agreement, all being received in 2013.

In connection with the execution of the License Agreement, we and ABGI also entered into a Professional Services Agreement (the “PSA”) pursuant to which we have agreed to provide services to ABGI in connection with its sale and processing of the tests within the Territories. Services will be provided pursuant to a statement of work to be entered into from time to time between the parties. Such statements of work will also specify the fees to be paid by ABGI to us for such services. The PSA has no set term and may be terminated by either party, subject to certain conditions. As of the date of this prospectus, we have been paid $5,250 under this agreement, all being received in 2013.

On June 29, 2012, we entered into an agreement with Pyxis to exchange the 5,000,000 shares of Series A Convertible Preferred Stock then held by Pyxis for 5,000,000 shares of newly designated Series A-1 Preferred Stock. Concurrently therewith, we completed a financing with DDMI pursuant to which DDMI purchased 500,000 shares of Series B Preferred Stock for gross proceeds of $3,000,000. The rights, preferences and privileges of the Series A-1 Preferred Stock and the Series B Preferred Stock were set forth in a certificate of designations, preferences and rights filed with the Delaware Secretary of State on June 29, 2012. Each share of Series A-1 Preferred Stock and Series B Preferred Stock was convertible at the option of the holder into such number of fully paid and nonassessable shares of common stock determined by dividing the applicable original purchase price by the Series A-1 Conversion Price ($0.3196) or the Series B Conversion Price ($0.2745), as applicable. Immediately prior to the closing of the Private Placement: (i) Pyxis converted all 5,000,000 outstanding shares of Series A-1 Preferred Stock into 28,160,200 shares of our common stock and (ii) DDMI, converted all 500,000 outstanding shares of Series B Preferred Stock into 10,928,961 shares of our common stock.

We have also entered into agreements with both Pyxis and DDMI containing certain terms for allocating opportunities as permitted under Section 122(17) of the Delaware General Corporation Law. These agreements regulate and define the conduct of certain of our affairs as they may involve these stockholders and their affiliates, and the powers, rights, duties and liabilities of us and our officers and directors in connection with corporate opportunities. Except under certain circumstances, these stockholders and their affiliates have the right to engage in the same or similar activities or lines of business or have an interest in the same classes or categories of corporate opportunities as we do. If Pyxis or DDMI, their affiliates, or one of our directors appointed by Pyxis or DDMI acquire knowledge of a potential transaction or matter that may be a corporate opportunity for both such stockholder and its affiliates and us, to the fullest extent permitted by law, such stockholder and its affiliates will not have a duty to inform us about the corporate opportunity or be liable to us or to our stockholders for breach of any fiduciary duty as a stockholder of ours for not informing us of the corporate opportunity, keeping it for its own account, or referring it to another person. Additionally, except under limited circumstances, if an officer or employee of Pyxis or DDMI who is also one of our directors is offered a corporate opportunity, such opportunity shall not belong to us. In addition, we agreed that such director will have satisfied his duties to us and not be liable to us or to you in connection with such opportunity. The terms of these agreements will terminate on the date that no person who is a director, officer or employee of ours is also a director, officer, or employee of Pyxis or DDMI.

On May 17, 2013, we closed the Private Placement, pursuant to which we sold to the Purchasers an aggregate of 43,715,847 shares of our common stock at a price of $0.2745 per share for gross proceeds of $12,000,000. The Purchasers also received warrants to purchase up to an aggregate of 32,786,885 shares of common stock an exercise price of $0.2745 per share (the “Warrants”). Pursuant to the terms of the Purchase Agreement (as amended), Pyxis has the right to designate two representatives to the Board. In addition, in connection with the Private Placement, on May 17, 2013, we also entered into a Registration Rights Agreement with the Purchasers, Pyxis, DDMI and BTIG LLC (the placement agent in the Private Placement), pursuant to which we were required to file a registration statement on Form S-1 within 45 days of May 17, 2013 to cover the resale of (i) the shares of common stock sold in the Private Placement and the shares of common stock underlying the Warrants issued in the Private Placement, (ii) the shares of common stock issued to Pyxis upon conversion of the Series A-1 Preferred Stock and the outstanding debt, (iii) the shares of common stock issued to DDMI upon the conversion of the Series B Preferred Stock, and (iv) the shares of Common Stock underlying warrants issued to BTIG LLC as placement agent compensation.

ITEM 8.01	Other Events

On March 31, 2014, the Company issued a press release announcing the changes to its Board as set forth above. A copy of the press release is being filed herewith as Exhibit 99.1 and the information contained therein is incorporated by reference into this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	First Amendment, dated March 31, 2014, to Common Stock Purchase Agreement, dated May 17, 2013.

10.2	Offer Letter, dated March 31, 2014, between Interleukin Genetics, Inc. and James M. Weaver.

99.1	Press release dated March 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLEUKIN GENETICS, INC.

Date: March 31, 2014	/s/ Eliot M. Lurier
Eliot M. Lurier Chief Financial Officer